Exhibit 5.1

CONYERS DILL & PEARMAN 29th Floor One Exchange Square 8 Connaught Place Central Hong Kong T +852 2524 7106 | F +852 2845 9268 conyers.com

12 August 2025

Matter No.: 1008267/111062394
(852) 2842 9521
Flora.Wong@conyers.com

Jianzhi Education Technology Group Company Limited

27/F Tower A Yingdu Building

Zhichun Road

Haidian District Beijing 100086

People’s Republic of China

Dear Sir/ Madam,

Re: Jianzhi Education Technology Group Company Limited (the “Company”)

We have acted as special legal counsel in the Cayman Islands to the Company in connection with a registration statement on form F-1 filed with the U.S. Securities and Exchange Commission (the “Commission”) on 12 August 2025 (the “Registration Statement”) and the draft prospectus contained in the Registration Statement (the “Prospectus”) relating to the registration under the U.S. Securities Act of 1933, as amended, (the “Securities Act”) and offering by the Company of up to 5,800,000 American depositary share(s) (the “ADS(s)”), each ADS representing sixty class A ordinary shares of US$0.0001 each of the Company (the “Class A Share(s)”).

1.	DOCUMENTS REVIEWED

For the purposes of giving this opinion, we have examined a copy of (i) the Registration Statement, and (ii) the draft Prospectus, which are sometimes collectively referred to as the “Offer Documents” (which term does not include any other instrument or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto).

We have also reviewed:

1.1.	a copy of the second amended and restated memorandum of association (the “Memorandum”) and amended and restated articles of association of the Company (the “Articles”) adopted on 17 July 2025;

1.2.	a copy of unanimous written resolutions of all its directors dated 18 July 2025 (the “Board Resolutions”);

Partners: Piers J. Alexander, Crystal C. Au-Yeung, Christopher W. H. Bickley, Peter H. Y. Ch’ng, Anna W. T. Chong, Angie Y. Y. Chu, Vivien C. S. Fung, Richard J. Hall, Norman Hau, Wynne Lau, Ryan A. McConvey, Teresa F. Tsai, Flora K. Y. Wong, Lilian S. C. Woo

Consultant: David M. Lamb

BERMUDA | BRITISH VIRGIN ISLANDS | CAYMAN ISLANDS

1.3.	a copy of the minutes of an extraordinary general meeting of the Company held on 17 July 2025 (the “Shareholders Resolutions”);

1.4.	a final form of the securities purchase agreement to be entered into between the Company and each of the purchasers named therein (the “Securities Purchase Agreement”);

1.5.	a copy of a Certificate of Good Standing issued by the Registrar of Companies in relation to the Company on 17 July2025 (the “Certificate Date”); and

1.6.	such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.

2.	ASSUMPTIONS

We have assumed:

2.1.	the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) examined by us and the authenticity and completeness of the originals from which such copies were taken;

2.2.	that where a document has been examined by us in draft form, it will be or has been executed in the form of that draft, and where a number of drafts of a document have been examined by us all changes thereto have been marked or otherwise drawn to our attention;

2.3.	the due execution and delivery of the Securities Purchase Agreement by each of the parties thereto;

2.4.	the capacity, power and authority of each of the parties to the Securities Purchase Agreement to enter into and perform its respective obligations under the Securities Purchase Agreement;

2.5.	the accuracy and completeness of all factual representations made in the Offer Documents, the Securities Purchase Agreement and other documents reviewed by us;

2.6.	that the Board Resolutions and Shareholders Resolutions were passed at one or more duly convened, constituted and quorate meetings or by unanimous written resolutions, remain in full force and effect and have not been rescinded or amended;

2.7.	that there is no provision of the laws of any jurisdiction, other than the Cayman Islands, which would have any implication in relation to the opinion expressed herein;

2.8.	the validity and binding effect under the laws of the United States of America of the Offer Documents;

2.9.	the validity and binding effect under the laws of the State of New York (the “Foreign Laws”) of the Securities Purchase Agreement in accordance with its terms;

2.10.	approval of the final total number of Class A Shares to be allotted and issued by the Company pursuant to the Offer Documents and the Securities Purchase Agreement by such person(s) authorized by the board of directors of the Company in accordance with the terms of the Resolutions;

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2.11.	the allotment and issue of the Class A Shares are in accordance with the terms of the Offer Documents and the Securities Purchase Agreement as referred to in the Board Resolutions; and

2.12.	that the Registration Statement will be duly filed with the Commission and become effective prior to the sale of any Shares under the Registration Statement.

3.	QUALIFICATIONS

3.1.	We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than the Cayman Islands. This opinion is to be governed by and construed in accordance with the laws of the Cayman Islands and is limited to and is given on the basis of the current laws of and practice in the Cayman Islands.

4.	OPINION

On the basis of and subject to the foregoing, we are of the opinion that:

4.1.	The Company is duly incorporated and existing under the laws of the Cayman Islands and, based on the Certificate of Good Standing, is in good standing as at the Certificate Date. Pursuant to the Companies Act (“Act”), a company is deemed to be in good standing if all fees and penalties under the Act have been paid and the Registrar of Companies has no knowledge that the Company is in default under the Act.

4.2.	Based solely on our review of the Memorandum and the Shareholders Resolutions, the Company has an authorised share capital of US$1,000,000 divided into (a) 9,900,000,000 class A ordinary shares of a par value of US$0.0001 each and (b) 100,000,000 class B ordinary shares of a par value of US$0.0001 each.

4.3.	When issued and paid for as contemplated by the Offer Documents, the Class A Shares will be validly issued, fully paid and non-assessable (which term means when used herein that no further sums are required to be paid by the holders thereof in connection with the issue of such Class A Ordinary Shares).

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm under the captions “Enforceability of Civil Liabilities” and “Legal Matters” in the Prospectus forming a part of the Registration Statement.  In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

Yours faithfully,

/s/ Conyers Dill & Pearman

Conyers Dill & Pearman

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